Exhibit 99.1

AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Schedule 13G (including additional amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Take-Two Interactive Software, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

 Dated:  December 31, 2025

The Public Investment Fund Signature: /s/ Turqi A. Alnowaiser Name/Title: Turqi A. Alnowaiser / Deputy Governor and Head of International Investments Division

Saudi Electronic Games Holding Company Signature: /s/ Brian Douglas Ward Name/Title: Brian Douglas Ward/ Group Chief Executive Officer

The Saudi Fourth Investment Company Signature: /s/ Brian Douglas Ward Name/Title: Brian Douglas Ward/ Manager